Exhibit 99.1

SECOND QUARTER 2025 EARNINGS RELEASE

August 7, 2025

NEXSTAR MEDIA GROUP REPORTS SECOND QUARTER NET REVENUE OF $1.23 BILLION

Q2 Net Revenue Drives Net Income of $91 Million, Adjusted EBITDA of $389 Million, Net Cash Provided by Operating Activities of $247 Million and Adjusted Free Cash Flow of $101 Million

Refinanced Senior Secured Term Loans and Revolving Credit Facilities, Reducing Interest Rate Margin, Expanding Revolver Capacity and Extending Maturities

Quarterly Return of Capital to Shareholders of $106 Million and Repayment of Debt of $101 Million

STATEMENT FROM PERRY A. SOOK, FOUNDER, CHAIRMAN AND CEO

“Second quarter 2025 marked another solid quarter of financial results for Nexstar. As expected, our year-over-year results were primarily impacted by lower non-election year political advertising revenue, offset, in part, by strong expense management. Our operational milestones during the quarter highlight the success of our network growth strategies both at The CW and NewsNation. According to Nielsen, in the first half of 2025, The CW ascended to the #8-ranked network overall, reflecting five consecutive quarters of primetime ratings growth and the success of our strategic pivot to sports programming which now accounts for over 40% of The CW’s programming hours. At NewsNation, shortly after celebrating its one-year anniversary as a 24/7 cable news network, Nielsen ranked NewsNation as the fastest growing network overall year-over-year. Looking ahead, we remain optimistic about the prospect for regulatory reform, completing our upcoming distribution renewals, and capitalizing on the 2026 mid-term election political advertising opportunity.”

2025 Second Quarter Financial Summary
($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Distribution	$733	$734	(0.1)	$1,495	$1,495	-
Advertising	475	522	(9.0)	934	1,034	(9.7)
Other	21	13	61.5	33	24	37.5
Net Revenue	$1,229	$1,269	(3.2)	$2,462	$2,553	(3.6)

Net Income	$91	$106	(14.2)	$188	$273	(31.1)
% Margin(1)	7.4%	8.4%	(1.0)	7.6%	10.7%	(3.1)

Adjusted EBITDA(2)	$389	$414	(6.0)	$770	$866	(11.1)
% Margin(1)	31.7%	32.6%	(0.9)	31.3%	33.9%	(2.6)

Net Cash Provided by Operating Activities	$247	$176	40.3	$584	$452	29.2

Adjusted Free Cash Flow(2)	$101	$77	31.2	$449	$466	(3.6)

(1)
Net Income margin is Net Income as a percentage of Net Revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of Net Revenue.
(2)
Changes were made to these definitions in the third quarter of 2024. Please refer to the “Definitions and Disclosures Regarding Non-GAAP Financial Information” section herein, the reconciliations at the end of this press release and additional information on our website nexstar.tv.

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SECOND QUARTER 2025 EARNINGS RELEASE

Company and Business Highlights

•
Completed refinancings for the revolving credit facilities, Term Loan A and Term Loan B of wholly owned subsidiary, Nexstar Media Inc., and variable interest entity, Mission Broadcasting, Inc., further strengthening the Company’s capital structure and financial flexibility by extending maturities, reducing interest rate margin and providing expanded capacity under Nexstar’s revolver.
•
Received shareholder approval for all proposals at the 2025 Annual Shareholder Meeting including electing all nominees to the Company’s Board of Directors; affirming the executive compensation of Named Executive Officers, with approximately 95.5% shareholder support; and, ratifying the selection of PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm for fiscal year 2025.
•
Celebrated NewsNation’s one-year anniversary of expanding its news programming to 24/7 in April. In June, NewsNation was ranked the #1 basic cable network for year-over-year growth with overall viewership growing nearly 50% and by 67% among adults aged 25-54 according to Nielsen.
•
The CW achieved five consecutive quarters of audience growth, making it the #8 network in total audience for the first half of 2025.
•
Continued to build sports programming at The CW, renewing our agreement with the Pac-12 Conference to nationally broadcast nine college football games this fall, including a “New Pac-12” double feature on Saturday, September 6, showcasing schools joining the expanded Pac-12 Conference next year and announcing a multi-year partnership with the Professional Bowlers Association to air ten live events on Sunday afternoons beginning in 2026.
•
Finalized agreements to move three additional CW affiliations to Nexstar stations in September 2025 in Charlotte, NC, Erie, PA and Elmira, NY.
•
Earned 52 Regional Edward R. Murrow Awards for outstanding journalism and exceptional locally produced news programming from the Radio Television Digital News Association (RTDNA).

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SECOND QUARTER 2025 EARNINGS RELEASE

Financial Highlights

•
Net Revenue. Second quarter net revenue of $1.23 billion, declined $40 million year-over-year, or (3.2%), primarily due to reduced political advertising revenue.
•
Distribution Revenue. Second quarter distribution revenue of $733 million, decreased $1 million, or (0.1%), versus the comparable prior year quarter. Distribution revenue primarily reflects the modest number of subscribers renewed in 2024 compared to 2023 and MVPD subscriber attrition, partially offset by increased rates and other contractual commitments, growth in vMVPD subscribers, and the addition of CW affiliations on certain of our stations.
•
Advertising Revenue. Second quarter advertising revenue of $475 million, decreased $47 million, or (9.0%), from the comparable prior year quarter, primarily reflecting a $36 million decrease in political advertising to $9 million, as well as a $11 million reduction, or (2.5%), in non-political advertising revenue due to television advertising market softness.
•
Net Income. Second quarter net income of $91 million decreased $15 million, or (14.2%), compared to the prior year quarter, primarily reflecting lower revenue, increased one-time corporate expenses from the Company’s debt refinancing, and reduced income from equity investments related to the performance of the TV Food Network LLC (“TVFN”) in which we have a 31.3% interest, offset, in part, by lower amortization of broadcast rights at The CW and lower interest expense, income tax and operating expenses. Net Income margin decreased to 7.4% from 8.4% in the comparable prior year period.
•
Adjusted EBITDA. Second quarter Adjusted EBITDA of $389 million, decreased $25 million, or (6.0%), compared to the prior year quarter primarily reflecting lower revenue and reduced income from equity method investments primarily from TVFN versus the prior year. The decrease was offset, in part, by lower amortization of broadcast rights at The CW and lower operating expenses resulting from our recent restructuring initiatives. Adjusted EBITDA margin was 31.7% compared to 32.6% in the comparable prior year period.
•
Net Cash Provided by Operating Activities. Second quarter Net Cash Provided by Operating Activities of $247 million, increased $71 million, or 40.3%, compared to the prior year quarter, due primarily to changes in operating assets and liabilities reflecting the timing of receipts and payments, offset, in part, by a reduction in net income excluding other non-cash items.
•
Adjusted Free Cash Flow. Second quarter Adjusted Free Cash Flow of $101 million, increased $24 million, or 31.2%, compared to the prior year quarter, due primarily to lower interest expense from reduced SOFR and debt reduction, lower capital expenditures, lower cash taxes and lower operating expenses, offset, in part, by lower advertising revenues.

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SECOND QUARTER 2025 EARNINGS RELEASE

Capital Allocation

•
In the second quarter of 2025, the Company used cash on hand and cash flow from operations to repay $101 million of debt, pay $56 million in dividends, and repurchase 311,998 shares of Nexstar’s common stock at an average price of approximately $159.71 per share for a total of $50 million.

($ in millions, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash Used For
Debt repayment	$101	$31	$132	$61
Acquisitions	-	-	22	-
Stockholder return	106	190	238	358
Common stock dividends	56	55	113	112
Stock repurchases	50	135	125	246
Shares Outstanding
End of period	30,315	32,486	30,315	32,486
Less: Beginning of period	30,358	33,038	30,621	33,601
Change in shares outstanding	(43)	(552)	(306)	(1,115)
% Change	(0.1%)	(1.7%)	(1.0%)	(3.3%)

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SECOND QUARTER 2025 EARNINGS RELEASE

Debt, Cash and Leverage

•
As of June 30, 2025, the consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, was $6.4 billion, including senior secured debt of $3.7 billion.
•
The Company calculates its leverage ratios in accordance with the terms of its credit agreements which exclude The CW Network’s operations and cash balance. In connection with the Company’s June 2025 refinancing, the Company updated its leverage ratio calculation and definition to reflect the average of the last two years of EBITDA to better reflect the Company’s business cycle which benefits from additional political advertising revenue in election years. As of June 30, 2025, The CW Network had $23 million of cash on its balance sheet.
‒
As of June 30, 2025, the Company’s first lien net leverage ratio was 1.81x (new definition) compared to a covenant of 4.25x and its total net leverage ratio was 3.19x (new definition).
•
The table below summarizes the Company’s cash balances and debt obligations (net of financing costs, discounts and/or premiums) as of June 30, 2025 and December 31, 2024.

($ in millions)	June 30, 2025	December 31, 2024
Unrestricted Cash	$234	$144
Revolving Credit Facilities	$206	$62
First Lien Term Loans	3,465	3,750
5.625% Senior Unsecured Notes due 2027	1,716	1,716
4.75% Senior Unsecured Notes due 2028	996	995
Total Debt	$6,383	$6,523

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is +1 877-407-9208 or +1 201-493-6784, conference ID 13753994 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

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SECOND QUARTER 2025 EARNINGS RELEASE

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, operating expenses and cash flow, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

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SECOND QUARTER 2025 EARNINGS RELEASE

Definitions and Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus or (minus): transaction, other one-time and restructuring expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights), amortization of basis difference of equity method investments, (gain) loss on asset disposal, impairment charges, interest expense, net, pension and other postretirement plans costs (credit), income tax expense (benefit) and other operating and non-operating expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance.

Free Cash Flow is calculated as net cash provided by operating activities less capital expenditures.

Adjusted Free Cash Flow is calculated as Free Cash Flow plus or (minus): transaction, other one-time and restructuring expenses, changes in operating assets and liabilities, net of acquisitions (excluding changes in income tax payable), taxes paid on sale of assets, pension and other postretirement plans costs (credit), (payments) for capitalized software obligations, proceeds from disposal of assets and insurance recoveries and other expense (income), cash contribution from (distribution to) noncontrolling interests and other items. We consider Adjusted Free Cash Flow to be an indicator of our liquidity. We consider Adjusted Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be available for use in ongoing operations, debt payments, pension contributions, dividends, share repurchases, acquisitions and other items. Adjusted Free Cash Flow is not intended to represent the amount of cash flow available for discretionary expenditures as certain items and non-discretionary expenditures, such as changes in working capital, mandatory debt service requirements and pension contributions, are not deducted from this measure.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar
MEDIA GROUP, INC.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 316,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with more than 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All Americans,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:	Media Contact:
Lee Ann Gliha EVP and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Joe Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

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SECOND QUARTER 2025 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$1,229	$1,269	$2,462	$2,553

Operating expenses:
Direct operating	557	552	1,108	1,100
Selling, general and administrative	198	216	404	432
Corporate	64	54	116	108
Depreciation and amortization	197	208	402	398
Other	-	(1)	-	(1)
Total operating expenses	1,016	1,029	2,030	2,037
Income from operations	213	240	432	516
Income from equity method investments, net	11	16	19	35
Interest expense, net	(97)	(113)	(194)	(227)
Pension and other postretirement plans credit, net	8	7	16	14
Gain on disposal of an investment	-	-	-	40
Other expenses, net	(5)	(1)	(5)	-
Income before income taxes	130	149	268	378
Income tax expense	(39)	(43)	(80)	(105)
Net income	91	106	188	273
Net loss attributable to noncontrolling interests	6	12	17	20
Net income attributable to Nexstar Media Group, Inc.	$97	$118	$205	$293

Net income per share available to common stockholders:
Basic	$3.09	$3.59	$6.50	$8.85
Diluted	$3.06	$3.54	$6.43	$8.71

Weighted average number of common shares outstanding:
Basic (in thousands)	30,221	32,816	30,375	33,133
Diluted (in thousands)	30,514	33,287	30,719	33,656

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SECOND QUARTER 2025 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Cash Flows

($ in millions, unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$188	$273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	402	398
Stock-based compensation expense	39	38
Amortization of debt financing costs, debt discounts and premium	5	5
Loss on extinguishment of debt	5	-
Gain on disposal of an investment	-	(40)
Deferred income taxes	(24)	(14)
Payments for broadcast rights	(161)	(166)
Income from equity method investments, net	(19)	(35)
Distribution from equity method investments – return on capital	125	139
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	6	48
Prepaid and other current assets	(6)	(12)
Other noncurrent assets	5	(11)
Accounts payable	60	(94)
Accrued expenses and other current liabilities	20	(1)
Income tax payable	(38)	(59)
Other noncurrent liabilities	(29)	(21)
Other	6	4
Net cash provided by operating activities	584	452
Cash flows from investing activities:
Purchases of property and equipment	(64)	(81)
Payments for acquisitions	(22)	-
Proceeds from disposal of an investment	-	40
Other investing activities, net	(3)	2
Net cash used in investing activities	(89)	(39)
Cash flows from financing activities:
Proceeds from debt issuance, net of debt discounts	3,393	55
Repayments of long-term debt	(3,543)	(116)
Purchase of treasury stock	(125)	(246)
Common stock dividends paid	(113)	(112)
Payments for capitalized software obligations	(10)	(11)
Contribution from noncontrolling interests	-	19
Payment for excise tax on stock repurchases	(5)	-
Other financing activities, net	(2)	(3)
Net cash used in financing activities	(405)	(414)
Net increase (decrease) in cash and cash equivalents	90	(1)
Cash and cash equivalents at beginning of period	144	147
Cash and cash equivalents at end of period	$234	$146

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SECOND QUARTER 2025 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net income	$91	$106	$188	$273
Add (Less):
Transaction, other one-time and restructuring expenses(1)	10	-	10	1
Stock-based compensation expense	21	20	39	38
Depreciation and amortization expense	197	208	402	398
(Amortization) of broadcast rights expense	(79)	(87)	(168)	(156)
Amortization of basis difference of equity method investments	17	17	35	35
Interest expense, net	97	113	194	227
Pension and other postretirement plans (credit), net	(8)	(7)	(16)	(14)
Income tax expense	39	43	80	105
Gain on disposal of an investment	-	-	-	(40)
Other	4	1	6	(1)
Adjusted EBITDA	$389	$414	$770	$866

(1)
Primarily includes direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities and severance, legal and other direct expenses associated with our completed or proposed strategic transactions and/or acquisitions.

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Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net cash provided by operating activities	$247	$176	$584	$452
Add (Less):
Capital expenditures	(29)	(37)	(64)	(81)
Free Cash Flow	$218	$139	$520	$371

Add (Less):
Transaction, other one-time and restructuring expenses(1)	10	-	10	1
Changes in operating assets and liabilities(2)	(21)	75	(18)	150
Changes in income tax payable(3)	(92)	(130)	(38)	(59)
Taxes paid on sale of assets(4)	-	11	-	11
Pension and other postretirement plans (credit), net	(8)	(7)	(16)	(14)
Payments for capitalized software obligations	(7)	(10)	(10)	(11)
Proceeds from disposal of assets and insurance recoveries	1	1	1	2
Cash contribution from noncontrolling interests	-	-	-	19
Other	-	(2)	-	(4)
Adjusted Free Cash Flow	$101	$77	$449	$466

(1)
Primarily includes direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities and severance, legal and other direct expenses associated with our completed or proposed strategic transactions and/or acquisitions.
(2)
Removes the impact of changes in operating assets and liabilities (including changes in income tax payable), net of acquisitions and dispositions.
(3)
Includes changes in income tax payable to reflect all tax payments.
(4)
Eliminates taxes paid on sale of assets related to the impact of a $40 million gain from disposal of an investment in Q1 2024.

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